AGREEMENT AND RELEASE

     This AGREEMENT is made this _____ day of May, 1997 by and between AT&T Corp., (hereinafter "Company" or "AT&T") and Richard W. Miller (hereinafter "Employee").

    WHEREAS, Employee has been employed by AT&T since August 9, 1993; and

    WHEREAS, Employee and the Company have decided to settle fully and finally all obligations related to Employee's employment and resignation from the Company.

    NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the parties agree as follows:

    1. Employee will resign his active employment with the Company on or before June 2, 1997, this date or such later resignation date under Paragraph 8, hereinafter "Resignation Date".

    2. Should Employee die after executing this Agreement but before the intended Resignation Date, this Agreement shall be null and void in its entirety.

    3. As special consideration for this Agreement, the Company will provide the following:

    a. Special AT&T Performance Share Treatment: In accordance with the terms and conditions of such grants, Employee's 12,436 AT&T Performance Shares/Stock Units for the 1995-1997 performance period, 12,436 AT&T Performance Shares/Stock Units for the 1996-1998 performance period and 17,000 AT&T Performance Shares for the 1997-1999 performance period would be canceled as of the Resignation Date. However, notwithstanding the foregoing, the Company agrees that for the sole purpose of such three Performance Share grants, the Company will treat Employee as if he were a Service Pensioner under the AT&T Management Pension Plan, i.e., the Company will permit Employee to retain 100% of all three undistributed Performance Share grants. Such retained Performance Shares will be continued after the Resignation Date under the terms and conditions applicable to a Service Pensioner. For grants related to performance periods 1995-97 and 1996-98, payout will be at 100% of target per the resolution of the Compensation Committee of the Board, and for the grant related to performance period 1997-99, the payout will be based on achievement of corporate performance criteria established by the Board for such period. All payouts/distributions associated with these grants will not be eligible for deferral under the AT&T Senior Management Incentive Award Deferral Plan.

    b. Special AT&T Stock Option Treatment: In accordance with the terms of such awards, Employee's AT&T Stock Options granted in 1994 and any prior year which are unexercised as of the Resignation Date would be canceled as of such Resignation Date and Employee's AT&T Stock Options granted on January 3, 1995, September 25, 1995 and January 31, 1997, which are unexercised as of the Resignation Date would be canceled 90 days after such Resignation Date. However, notwithstanding the foregoing, all such AT&T Stock Options and related Lucent/NCR SARs will not be canceled (See Appendix A). All such outstanding Options and SARs, with the exception of Leveraged Stock Option grant dated September 25, 1995, will continue to be exercisable in accordance with their terms applicable to a Service Pensioner. With respect to the September 25, 1995 Leveraged Stock Option grant, such grant shall continue to vest and be exercisable in accordance with its provision without regard to the term which provides for cancellation upon termination of employment.

    c. Restricted Stock Units: In accordance with the terms of such awards, Employee's 30,008 AT&T Restricted Stock Unit Award granted September 25, 1995, and unvested as of the Employee's Resignation Date would be canceled as of such Resignation Date. However, notwithstanding the foregoing, Employee will be permitted to retain such Restricted Stock Units in accordance with its terms without regard to the term which provides for cancellation upon termination of employment.

    d. Annual Incentive Treatment: In March 1998, Employee will receive prorated 1997 AT&T Performance Award (APA) and Merit Award (MA). The amount of such APA/MA will be determined in accordance with plan provisions.

    e. Special Pension Treatment: The Company will pay Employee for his lifetime an individual non-qualified Special Pension payable monthly from operating income in the amount of $9,750 per month commencing on the first of the month following the month of
         Resignation.  (This  is  a  single  life  annuity  and,  therefore,  no surviving  spouse  benefit  is  payable.  In  the  event  any  "ad hoc"
         inflation adjustment is made after Employee's Resignation Date to the AT&T Non-Qualified Pension Plan (AT&TNQPP), the amount of Special Pension payable to Employee will be increased by same percentage which is applicable to Service Pensioners who retired on Employee's Resignation Date and utilizing any other terms and
         conditions   of  such  ad  hoc adjustment provision.

    4. Except as provided in Paragraphs 3 and 4 of this Agreement, Employee hereby waives any and all claims to salary, incentives, payments, or benefits of any kind, including, but not limited to, any entitlements Employee may have under his Employment Agreement with the Company signed and dated by Employee on October 26, 1993 and any amendments thereto, other than:

    a. Employee and/or his survivors, will receive payout of previously deferred incentive plan awards made under the AT&T Senior Management Incentive Award Deferral Plan in accordance with Employee's elected payout schedules and with the terms and conditions of the plan.

    b.   Those payments and other benefits shown in Appendix B.

    5. Except as required by law or valid legal process, Employee shall not disclose or discuss, other than with legal counsel, personal tax or financial advisors, or members of Employee's immediate family, any facts concerning the negotiation, execution or implementation of this Agreement. Moreover, Employee specifically agrees that he will not criticize, denigrate or otherwise speak adversely or originate, disclose or otherwise be the source of any negative information about the operations, management or performance of the Company, affiliates of the Company, or about any director, officer, employee or agent of any of the foregoing; or the circumstances related to his resignation, other than to state that Employee was Senior Executive Vice President and Chief Financial Officer - AT&T and that he resigned voluntarily therefrom to pursue other opportunities.


 6.  Employee specifically covenants that:

     Paragraphs 3 (a), 3 (b) and 3 (c), provide for the extension of certain grants made under the AT&T 1987 Long Term Incentive Program (the "Program"), ____ after ____ the Resignation Date (under the terms and conditions of the Program and/or related individual grant agreements, such grants would have been canceled at the Resignation Date or within 90 days of such Resignation Date). Continuation and payout of such Program grants under the provision of the Program and/or related individual grant agreements and this Agreement, are conditioned upon Employee adhering to and not violating the AT&T Non-Competition Guideline (Appendix C). Benefits provided for under Paragraphs 3 (d) and 3(e) will also be conditioned upon Employee adhering to and not violating the AT&T Non-Competition Guideline. Such Guideline, in addition to _____ Non-Competition constraints includes a provision which calls for forfeiture of benefits in the event Employee engages in activities in conflict with or adverse to the interest of the Company.

  b. The Employee recognizes and acknowledges that the Company considers its confidential and proprietary information and trade secrets to be among its most valuable assets, including, but not limited to, its customer and vendor lists, databases, computer programs, frameworks, models, its marketing programs, its sales, financial, marketing, training and technical information, and any other information, whether communicated orally, electronically, in writing or in other tangible forms concerning how AT&T creates, develops or maintains its products, services and its marketing plans, targets its potential customers and operates its business. The parties to this Agreement recognize that AT&T has invested, and continues to invest, considerable amounts of time and money in obtaining and developing the goodwill of its customers, its other external relationships, its data systems and data bases, and all the proprietary and other information described above (hereinafter collectively referred to as "AT&T Confidential Information"), that it is essential to the protection of AT&T's goodwill and to the maintenance of AT&T's competitive position and that AT&T Confidential Information be kept secret and that Employee not disclose AT&T Confidential Information to others or use AT&T Confidential Information to Employee's own advantage or the advantage of others, and agrees that any misappropriation or unauthorized disclosure of AT&T Confidential Information (including trade secrets) in any form would irreparably harm AT&T. (Such AT&T Confidential Information does not include any publicly available material.) Employee affirms his obligation to keep secret all AT&T Confidential Information and that he will not disclose it to any third party in the future.

  c. Employee  acknowledges that the restrictions set forth in this Paragraph
     6 are necessary and reasonable to prevent the use and disclosure of AT&T Confidential Information and to otherwise protect the legitimate business interests of the Company. Employee further acknowledges that when Employee's employment with AT&T terminates, he will be able to earn a livelihood without violating any of the foregoing restrictions.

  7. Employee acknowledges that remedies at law, and those remedies contained in Paragraph 11, for any breach by Employee of the provisions of Paragraph 6 will be inadequate and that the Company shall be entitled to injunctive relief against Employee in the event of any such breach, in addition to any other remedy and damages available. Employee acknowledges that the restrictions contained therein are reasonable, but agrees that if any court of competent jurisdiction shall hold such restrictions unreasonable as to time, geographic area, activities, or otherwise, such restrictions shall be deemed to be reduced to the extent necessary in the opinion of such court to make them reasonable. Any waiver, or failure to seek enforcement or remedy for any breach or suspected breach of any provision of this Agreement by the Company in any instance shall not be deemed a waiver of such provision in the future or any other provision.

8. If Employee becomes disabled after executing this Agreement, but before June 2, 1997, and if he is receiving or entitled to receive sickness or accident disability benefit payments from the Company as of June 3, 1997, then:

 a. Should Employee die while disabled and receiving sickness or accident benefit payments, this Agreement shall be null and void in its entirety; OR

 b. Should Employee's period of disability be determined by the Company to terminate prior to the expiration of the period during which in accordance wit the terms of the Sickness and Accident Disability Benefit Plan, he could become entitled to receive sickness and accident disability benefit payments, Employee will resign his active employment with the Company effective on the day following the last day of disability for which he receives such payments
(hereinafter his "actual resignation date"); further, Employee understands and agrees that, in such event, the total amount of the incentive/pension payments specified in Paragraph 3 above shall be reduced by the total amount of sickness or accident disability benefit payments which he has received from the Company for the period of disability after his intended resignation date, i.e., June 2, 1997 to his actual resignation date inclusive and shall be paid out in accordance with Paragraph 3 above OR

c. Should Employee be determined by the Company to continue to be disabled at the expiration of the period during which he is entitled to receive sickness or accident disability benefit payments, Employee understands and agrees that he will thereupon be retired by action of the Company's Benefit Committee, effective on the day following the last day of eligibility for such sickness or accident disability payments (hereafter his "actual resignation date") and that, under such circumstances, the total amount of the incentive/pension payments specified in Paragraph 3 above shall be reduced by the total amount of sickness or accident disability benefit payments which he has received from the Company for the period of disability after his intended resignation date, i.e., from June 2, 1997 to his actual resignation date inclusive and shall be paid out in accordance with Paragraph 3 above.

      9. The Employee agrees that he will submit all vouchers for reasonable business expenses prior to his Resignation Date or as soon thereafter as is practicable. The Employee understands and agrees that after his Resignation Date he will no longer be authorized to incur any expenses, obligations or liabilities on behalf of the Company.

    10. In accordance with his existing and continuing obligations to the Company, Employee agrees (except as indicated in the last sentence of this Paragraph) to return to the Company, on or before his Resignation Date, all Company property or copies thereof, including, but not limited to, files, records, computer access codes, computer programs, instruction manuals, documents, business plans and other property which he received or prepared or helped to prepare in connection with his employment with the Company, and to assign to the Company all right, title and interest in such property, and any other inventions, discoveries or works of authorship created by Employee during the course of his employment. Employee may retain the Company equipment listed in Appendix E.

     11. Employee understands and agrees that a violation of any portion of Paragraphs 5, 6, or 10, relating to the negotiation of the Agreement, disclosure of adverse information about the Company, violation of the AT&T Non-Competition Guideline, the return of Company property, (except the Company car if Employee elects to purchase such vehicle), and the use or disclosure of AT&T Confidential Information, will be considered a material breach of this Agreement, for which Employee will forfeit all benefits (other than tax qualified welfare and retirement plan benefits) as well as any monies not already paid under this Agreement and/or be obligated to return immediately all monies which have already been paid under this Agreement - except $1,000.00. The provisions of this Paragraph 11 in no way limit the Company's right to also commence an action for damages and/or pursue other legal or equitable remedies in the event Employee breaches any provision of this Agreement. In the event that the Company takes such action, all of Employee's other obligations under this Agreement shall remain in full force and effect.

     12. Employee acknowledges that there are various state local and federal laws that prohibit employment discrimination on the basis of age, sex, race, color, national origin, religion, disability, sexual orientation or veteran status and that these laws are enforced through the Equal Employment Opportunity Commission, Department of Labor and State or Local Human Rights agencies. Such laws include, without limitation, Title VII of the Civil Rights Act of 1964 as amended 42 U.S.C. Sec. 2000 et. seq.; the Age Discrimination in Employment Act, 29 U.S.C. Sec. 621 et. seq.; the Americans with Disabilities Act, 42 U.S.C. Sec. 12101; the Employee Retirement Income Security Act, as amended 29 U.S.C. Sec. 1001 et. seq.; and 42 U.S.C. Section 1981, and other state and local human or civil rights laws as well as other statutes which regulate employment; and the common law of contracts and torts. In consideration of this Agreement, Employee hereby waives and releases any rights he may have under these laws as to events which have occurred prior to the date of this Agreement or Resignation Date, whichever is later. Employee, also waives any right to become, and promises not to consent to become, a member of any class in a case in which claims are asserted against any Releasee that is related in any way to his employment or the termination of his employment with AT&T, and that involve events which have occurred as of the date of this Agreement or Resignation Date. If Employee, without his prior knowledge and consent is made a member of a class in any proceeding, he shall opt out of the class at the first opportunity afforded to him after learning of his inclusion. In this regard Employee agrees that he will execute, without objection or delay, an "opt-out" form presented to him either by the court in which such proceeding is pending or by counsel for any Releasee who is made a defendant in any such proceeding.

     13. Employee, on behalf of himself, his heirs, executors, administrators, successors and assigns, releases and discharges the Company and its successors, assigns, subsidiaries, affiliates, directors, officers, representatives, agents and employees ("Releasees") from any and all claims, including claims for attorney's fees and costs, charges, actions and causes of action, including but not limited to those with respect to his employment or termination of employment with the Company, as well as from all claims for personal injury, actual or potential, to the date of this Agreement or Employee's Resignation Date, whichever is later. This includes, but is not limited to, claims arising under federal, state, or local laws prohibiting age, sex, race or any other forms of discrimination or claims growing out of any legal restrictions on the Company's right to terminate its employees. Employee represents that he has not filed any charge or lawsuit against the Company with any governmental agency or Court and that he will not institute any actions against the Company or any Releasee for any reason. With respect to any administrative charges that have been or may be filed concerning events or actions relating to his employment or the termination of his employment that occurred on or before Resignation Date, Employee waives and releases any right he may have to recover in any lawsuit or proceeding brought by him or by an Administrative Agency on his behalf. If Employee breaches this Paragraph, Employee understands that he will be liable for all expenses, including costs and reasonable attorney's fees, incurred by any Releasee in defending the lawsuit or charge of discrimination. Employee agrees to pay such expenses within thirty (30) calendar days of written demand. This Paragraph is not intended to limit Employee from instituting legal action for the sole purpose of enforcing this Agreement.

     14. Except to the extent expressly provided herein, nothing in this Agreement shall be deemed to alter, amend, modify or otherwise affect any employee benefit, compensation or other plan, program or policy maintained by the Company or any provision thereof.

     15. If any provision, or portion thereof, of this Agreement is determined to be invalid under applicable statute or rule of law, only such provision, and only to the extent determined to be invalid, shall be deemed omitted from this Agreement, the remainder of which shall remain fully in force and effect.

     16. The construction, interpretation and performance of this Agreement shall be governed by the laws of the State of New Jersey without regard to Conflict of Laws principles.

     17. Employee  understands that,  pursuant to the Older Workers
Benefit Protection Act of 1990, he has the right to consult with an attorney before signing this Agreement, he has 21 days to consider the Agreement before signing it and he may revoke the Agreement within seven (7) calendar days after signing it. Employee further understands that the Agreement will not become effective or enforceable until the seven day revocation period has expired.

     18. Employee promises and agrees that in consideration of a payment of one thousand dollars ($1,000) to be made within ten business days subsequent to his Resignation Date, in addition to the benefits set forth in Paragraph 3 and 4, Employee will execute a release of all claims relating to his employment during the period from the execution of this Agreement to his Resignation Date. A copy of such release is attached as Appendix D to this Agreement.

     19. This Agreement, consisting of eight pages containing nineteen paragraphs and three Appendices constitutes the entire agreement between the Company and Employee with respect to the subject matter hereof and shall not be amended, modified, or amplified without specific written provision to that effect, signed by both parties. No oral statement of any person whosoever shall, in any manner or degree, modify or otherwise affect the terms and provisions of this Agreement. Accordingly, this Agreement supersedes and completely replaces any prior oral or written communication on this subject.

                  By signing this Agreement, Employee states that;

 a)  He has read it and has had sufficient time to consider its terms;
 b) He understands it and knows that he is giving up important rights;
 c)  He agrees with everything in it;
 d) He is aware of his right to consult an attorney before signing it; and has been so advised
 e)  He has signed it knowingly and voluntarily.




Witnesses:



----------------------      --------------------------         ----------------
                            Employee                           Date


----------------------      --------------------------         ----------------
                            For the Company                    Date



                       THIS IS A LEGAL AGREEMENT, RELEASE
                             AND COVENANT NOT TO SUE
                          READ CAREFULLY BEFORE SIGNING


Appendices

Richard Miller Stock Option/SAR Status as of:  3/18/97

          Option
Number     Date    Type   Price    Granted  Excercised  Cancelled*   Vested   Unvested     Outstanding  Excercisable
24228     8/9/93    NQ   $44.1746   36,981           0      13,405   23,576          0          23,576        23,576
24229     8/9/93    NQ   $44.1746   71,448           0      25,899   45,549          0          45,549        45,549
24389     1/3/94    NQ   $36.9580   36,981           0      13,405   23,576          0          23,576        23,576
26137     1/3/95    NQ   $34.9461   44,699           0      16,202   18,998      9,499          28,497        18,998
LV0006    9/25/95   NQ   $44.4371  357,246           0           0        0    357,246         357,246             0
32431     1/31/97   NQ   $39.3125  128,000           0           0        0    128,000         128,000             0
                                   675,355           0      68,911  111,699    494,745         606,444       111,699


*Cancellations due to impact of balancing stock options at Lucent and NCR spin.  See SAR information below.

Lucent SAR Status

        Option
Number    Date  Type    Price   Granted Excercised  Cancelled*  Vested  Unvested   Outstanding  Excercisable
 24228  8/9/93   SAR   $50.9241  10,396          0           0  10,396         0        10,396        10,396
 24229  8/9/93   SAR   $50.9241  20,086          0           0  20,086         0        20,086        20,086
 24389  1/3/94   SAR   $42.6048  10,396          0           0  10,396         0        10,396        10,396
 26137  1/3/95   SAR   $40.2855  12,565          0           0   8,376     4,189        12,565         8,376
                                 53,443          0           0  49,254     4,189        53,443        49,254

NCR SAR Status

       Option
Number   Date  Type  Price      Granted   Excercised Cancelled*   Vested   Unvested  Outstanding  Excercisable
 24228 8/9/93   SAR  $40.2545  1,473.500       0.000      0.000  1,473.500    0.000    1,473.500     1,473.500
 24229 8/9/93   SAR  $40.2545  2,846.813       0.000      0.000  2,846.813    0.000    2,846.813     2,846.813
 24389 1/3/94   SAR  $33.2961  1,473.500       0.000      0.000  1,473.500    0.000    1,473.500     1,473.500
 26137 1/3/95   SAR  $31.3553  1,781.063       0.000      0.000  1,187.375  593.688    1,781.063     1,187.375
                               7,574.876       0.000      0.000  6,981.188  593.688    7,574.876     6,981.188


                                   Appendix B

   Item                                       Treatment
a)  Base Salary                            Employee receives base salary through
                                           Resignation Date.

b) Employee Benefits and                   Employee will be covered under
   Senior Management Benefits              general employee benefit plans and
   (except as otherwise noted              Senior Management benefit and
   below)                                  prerequisite plans/programs and
                                           practices through Resignation Date.

c) AT&T Long Term Incentive Program
                                           Any   awards   granted  to Employee
                                           under this Program which are not
                                           specified in Paragraph 3 will be
                                           cancelled as of the Resignation Date.

d) Medical/Dental/Vision (After            Company paid Medical/Dental/Vision
   Resignation Date)                       will continue through the Resignation
                                           Date.   Under   COBRA   (Consolidated
                                           Omnibus Budget  Reconciliation Act of
                                           1985),  coverage  can be continued at
                                           Employee's  expense  for lesser of 18
                                           months  or  until  Employee   becomes
                                           eligible for coverage  under  another
                                           employer's plan.

                                           The  Federal  government's  rules  of
                                           regarding    participation   in   tax
                                           qualified   medical  plans  currently
                                           precludes your  participation  in the
                                           Company's   post-retirement   medical
                                           plan  for all  Management  employees.
                                           However,  the  Company  is  currently
                                           considering the  implementation  of a
                                           special   medical  plan  for  certain
                                           retired Senior Managers.

                                           In  the  event  this  special  Senior
                                           Management  program is approved prior
                                           to  the   expiration  of  your  COBRA
                                           medical   coverage,   you   will   be
                                           permitted  to   participate  in  this
                                           program  on the same basis as service
                                           pension eligible Senior Managers (or,
                                           as  determined  by  the  company,   a
                                           comparable  program  for  non-Service
                                           Pension eligible Senior Managers.)

f)  AT&T Senior Management                 Coverage will cease on Resignation
    Individual Life Insurance              Date.  Employee may assume policy if
    Program (AT&T SMILIP) (After           he so elects by paying 100% of the
    Resignation Date)                      premium.  Company premium
                                           contributions   to  policy  cease  on
                                           Resignation  Date  and  Company  will
                                           withdraw     all    prior     premium
                                           contributions.

g) AT&T Senior Management                  Employee's coverage will cease on
   Basic Life Insurance (After             Resignation Date.
   Resignation Date)

h) Supplemental Variable                   Employee, via insurance carrier, will
   Universal Life Insurance                be given the option to continue
                                           on an individual basis.

i) AT&T Senior  Management                 Bills submitted for service prior to
   Telephone Reimbursement Program         Resignation Date will be covered.
                                           Reimbursement   privileges  cease  at
                                           Resignation Date.

j) Financial Counseling                    Employee, upon Resignation Date,
                                           will not be eligible to  participate
                                           in  the program. The Company will
                                           pay for any services provided prior
                                           to Resignation Date as well as income
                                           tax preparation in 1998 for 1997.

k) Company Car                             If Employee elects not to purchase
                                           his leased automobile, such vehicle
                                           will be returned to the Company on or
                                           before the Resignation Date.

l) Vacation Days                           The June 2,   1997    Resignation
                                           Date   is    predicated on employee
                                           utilizing all  vacation and carryover
                                           vacation days  prior to such date.

                                   Appendix C







                                      AT&T
                                 Non-Competition
                                    Guideline



                                     Summary

INTRODUCTION

In order to protect the interests of the Company, its shareholders, its employees and its customers, AT&T requires that an employee who is eligible to receive benefits under various Senior Management incentive and compensation plans forfeit those benefits if he or she competes with the Company after termination of employment. The standard used to determine "competing" and an explanation of the administrative process used to evaluate activity are described in full in the AT&T Non-Competition Guideline, which has been approved by the AT&T Board of Directors.

This brochure summarizes the Guideline and is intended as a reference guide only. A copy of the complete Guideline may be obtained by requesting a copy from the Director, Executive Human Resources, AT&T Corporate Headquarters.

GENERAL INFORMATION

Responsibility for interpreting, administering and implementing the provisions of the Guideline rests with the AT&T Management Committee, which was established and authorized by the Board to resolve all questions and handle all matters in connection with competition and forfeiture of benefits. At least three, but no more than five, Senior Officers serve on the Committee.

The Committee may make minor changes in the Guideline and to those incentive and compensation plans which are subject to the Guideline's procedures. Changes may be made without notice whenever the Committee considers the changes necessary to fairly and consistently administer the Guideline and to protect the Company's interests. The Committee's decisions about forfeiture of benefits and what is competitive activity are final.

No act of the Company, the Committee or any employee acting in connection with the Guideline and its provisions is in any way intended to interfere with any individual's right to consider, accept, continue or terminate employment to engage in any activity or to establish any kind of business or ownership interest with any enterprise.

FORFEITABLE BENEFITS

Under the terms of the following plans, the benefits they pay are forfeitable (or immediately payable): AT&T Senior Management Short Term Incentive Plan, AT&T Senior Management Long Term Incentive Plan, AT&T 1984 Stock Option Plan, AT&T Non-Qualified Pension Plan, AT&T Senior Management Life Insurance Program, AT&T Senior Management Long Term Disability and Survivor Protection Plan, AT&T Senior Management Individual Life Insurance Program, AT&T Incentive Award Deferral Plan, AT&T Deferred Compensation Plan for Non-Employee Directors, AT&T Senior Management Financial Counseling Program and the AT&T Mid-Career Pension Plan. The Board or Committee may make other plans subject to this Guideline.

AFFECTED INDIVIDUALS

An individual whether a present or former employee, is subject to the Guideline and to having activity evaluated if he or she has received, is receiving or is entitled to receive benefits according to any of the Plans listed above.

WHAT IS COMPETITIVE ACTIVITY

An individual's activity is competitive activity and his or her benefits are forfeitable if that individual either (A) engages in activity in conflict with or adverse to the interests of the Company or (B) establishes a relationship with a competitor of the Company.

"Establishing a relationship" includes founding, organizing, establishing, becoming associated with, becoming employed by, rendering services to, consulting or acting as consultant to, being a partner in or owning a substantial interest in as shareholder or otherwise (such as, for example, an interest subject to the reporting requirements of Section 13(d) of the Securities Exchange Act of 1934).

A "competitor of the Company" is a business,  entity or enterprise  which either
(A) designs, develops, manufactures, produces, offers for sale or sells a product or service which can be used as a substitute for, performs substantially the same function as, is a practical alternative for or is generally intended to satisfy the same customer or client needs for any product or service designed, developed, manufactured, produced, offered for sale or sold by the Company or
(B) is a business which the Committee, based upon review of the individual facts and circumstances and in its discretion and judgment, determines, in order to protect the best interests of the Company, to be a competitor within the spirit and intent of the Guideline and the non-competition clauses of various Plans.

THE EVALUATION PROCESS

Anyone who is considering engaging in an activity which a reasonable person might consider competitive activity as described above should notify the Director, Executive Human Resources, and request that the Company evaluate the activity to determine whether it is competitive.

To insure that the Company's evaluation is fairly based on all relevant facts and circumstances, an individual who requests a determination should provide the Company in writing with all information he or she believes to be relevant to the inquiry as well as a full explanation of the contemplated activity which describes

- the contemplated relationship, including (as applicable) the proposed position, title, responsibilities and the nature and extent of the ownership interest;

- the nature of the business, including, for example, all products and/or services currently being or expected to be designed, developed, manufactured, produced, offered for sale or sold by the business; and

- the most recently available financial information on the business

The Company has the right to initiate an evaluation of an individual's activity. An evaluation will be instituted when it is requested by or on behalf of the head of any of the Company's lines of business or a member of the Board or the Committee. The Director, Executive Human Resources, will notify the individual in writing that an evaluation has been initiated and of the opportunity to submit within a stated period of time information for the evaluators' and the Committee's consideration. An individual whose activity is being evaluated is strongly encouraged to provide the Committee with a written submittal such as that described above.

An individual's contemplated or actual activity will be separately evaluated by

- the head and an attorney serving as counsel to the head of each of the Company's lines of business responsible for the design, development, manufacture, production, offer for sale of the product or service with which the activity is suspected to be in competition;

- the head of each entity responsible for paying benefits under any of the Plans listed above, or a delegate;

- a Corporate Vice President-Law of the Company; and

- any other individual whose evaluations the Committee designates as appropriate.

Individuals who, for personal or professional reasons, have a conflict of interest which they feel would prevent their fair and objective evaluation will not participate but will delegate their responsibility to another in their line of business or organization. Evaluations will be based on the individual's submittal, the financial state of the line of business, the competitive marketplace, the impact of the individual's leaving on his or her line of business, the extent to which activity is adverse to the Company's interests and all other relevant facts and circumstances. After evaluating the activity, each person doing an evaluation will make to the Committee a recommendation of appropriate action, identifying, if there are any, those facts or circumstances not readily apparent from the submittal or not generally known but upon which facts or circumstances the recommendation was based.

DETERMINATION

Final determination of whether an individual's activity is or is not competitive activity will be made by the Committee and the Committee alone. The determination will be based on the recommendations as described above, the best interests of the Company and on all other facts and circumstances the Committee deems pertinent.

After the Committee's determination, the Director, Executive Human Resources, will notify the individual of the decision in writing.

If the Committee's determination is that activity is not competitive activity, the individual may receive a letter advising of that determination. In such case, the Committee reserves the right to seek, at whatever intervals it deems appropriate, written assurance from the individual that the facts and circumstances on which the evaluations and the determination were based have not changed.

An individual who has not yet engaged in activity which would be considered competitive activity will have the opportunity to provide the Company within a reasonable period of time written assurance that he or she has not and will not engage in such activity. If the Company receives such assurances no forfeiture will result. If the individual fails to provide such assurance or if he or she is already engaged in competitive activity and does not withdraw from it, then the Director, Executive Human Resources, will coordinate termination of all benefits with the Payroll, Benefit and all other affected organizations. The Committee or its delegate may also take legal steps to recover any benefits already paid.

OPPORTUNITY TO WITHDRAW

After activity has been evaluated and recommendations submitted as described above, the Committee may determine that there are unusual or special circumstances which are persuasive that withdrawal or denial of benefits is not appropriate. In that case, the Committee may, in its discretion and judgment, withhold termination or denial of benefits and offer the competitive activity. An individual who receives such an offer will have a reasonable period of time from the date of the offer to accept it and to provide the Committee assurance in writing that the withdrawal has been accomplished, or the offer will lapse and a notice to terminate benefits will be issued.

REEVALUATION

Even though activity has been previously evaluated and regardless of a prior determination, the Company reserves the right without prior notice to reevaluate activity if the Committee believes it is warranted. In case of a reevaluation, the individual will be advised by the Director, Executive Human Resources, that a reevaluation has been instituted and that he or she has the opportunity to make a submittal such as that described above.

SUBSEQUENT COMPETITIVE ACTIVITY

If an individual establishes a relationship with a business which is not at that time a competitor of the Company, but AT&T later engages in a line of business which is competitive with any such product and/or service of the business, no question of forfeiture arises. However, the Company may require forfeiture if the person knew (or had reason to know) at the time the relationship was established that AT&T intended to design, develop, manufacture, produce, offer for sale or sell a competitive produce or service.

The Company may also invoke forfeiture if, within a reasonable time-normally three years-after the individual engages in an activity, it becomes adverse to AT&T's interests or competitive with AT&T. In such case, if the person advises the Director, Executive Human Resources, that the activity may have become competitive, he or she will have the opportunity to withdraw as described above, without forfeiture. If the Company is not advised, or if the withdrawal is not accomplished within the stated time, then all benefits paid after the point when the activity became competitive are forfeitable.

CONSENT TO COMPETE

In very extraordinary circumstances and despite the fact that the individual's competitive activity would be grounds for requiring forfeiture of benefits, the Company may consent to the activity if the Committee determines that the situation is only technically competitive and the facts are overwhelmingly compelling that relief is warranted. In such a case, the Director, Executive Human Resources, will provide a letter advising the individual of the Company's decision. However, the Company does not waive by such consent the right to withdraw the consent after it is issued, without prior notice, and to invoke the non-competition clauses if, within a reasonable time-normally three years-thereafter, the facts and circumstances change and it becomes in the Company's best interest to require forfeiture.




This guideline is published by the Executive Human Resources group of AT&T Corporate Headquarters. Questions and requests for additional copies may be directed to Director, Executive Human Resources, AT&T Corporate Headquarters, 295 North Maple Avenue, Room 7244M3, Basking Ridge, NJ 07920.
                                                                    October 1994

                                   APPENDIX D

                          GENERAL RELEASE OF ALL CLAIMS

     Employee, on behalf of himself, his heirs, executors, administrators, successors and assigns, releases and discharges the Company and its successors, assigns, subsidiaries, affiliates, directors, officers, representatives, agents and employees ("Releasees") from any and all claims, including claims for attorney's fees and costs, charges, actions, and causes of action with respect to, or arising out of, his employment or termination of employment with the Company, as well as from all claims for personal injury, actual or potential, relating to the period from May ____ , 1997 to Employee's Resignation Date. This includes, but is not limited to, claims arising under federal, state or local laws prohibiting age, sex, race, or any other forms of discrimination or claims growing out of any legal restrictions on the Company's right to terminate its employees. Employee represents that he has not filed any charge or lawsuit against the Company with any governmental agency or Court and that he will not institute any actions against the Company of any Releases for any reason . With respect to any administrative charges that have been or may be filed concerning events or actions relating to his employment or the termination of his employment that occurred on or before Resignation Date, Employee waives and releases any right he may have to recover in any lawsuit or proceeding brought by him or by an Administrative Agency on his behalf. If Employee breaches this Paragraph, Employee understands that he will be liable for all expenses, including costs and reasonable attorney's fees, incurred by any Releasee in defending the lawsuit or charge of discrimination. Employee agrees to pay such expenses within thirty (30) calendar days of written demand. This Paragraph is not intended to limit Employee from instituting legal action for the sole purpose of enforcing this Agreement.

     Employee understands that, pursuant to the Older Workers Benefit Protection Act of 1990, he has the right to consult with an attorney before signing this General Release of All Claims, he has 21 days to consider the Release before signing it and he may revoke the Release within seven (7) calendar days after signing it. Employee further understands that the Release will not become effective or enforceable until the seven day revocation period has expired and that the Special Payment (and other benefits provided in this Agreement) will not be paid until such period has expired.

     Notwithstanding the above provisions of this Appendix D, Employee shall not be precluded from pursuing the enforcement of this Agreement in any manner.




     By signing this Agreement and Release of All Claims, Employee states that:

  a)     He has read it and has had sufficient time to consider its terms;

  b)     He understands it and knows that he is giving up important rights;

  c)     He agrees with everything in it;

  d) He is aware of his right to consult an attorney before signing it and has been advised;

  e)     He has signed it knowingly and voluntarily.







Witnesses:





--------------------          -----------------------       --------------------
                              Employee                      Date



--------------------          -----------------------       --------------------
                              For the Company               Date

                                             APPENDIX E


COMPAQ DESKPRO PERSONAL COMPUTER
HP 4L PRINTER
HP 950 FAX


TELEPHONE RECEIVERS (MOST 1993 VINTAGE)

2    TRIMLINE 230
2    FEATURE 705
1    TAS 1539
1    CORDLESS 5470
1    VIDEOPHONE 2500
1    PORTABLE CELLULAR 3760
1    DIGITAL CORDLESS 9100